UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2021

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10975 N. Torrey Pines Road, Suite 150

La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 401-7900

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2021, Roderick Wong, M.D., resigned from the Board of Directors (the “Board”) of Avidity Biosciences, Inc. (the “Company”), effective August 25, 2021. Dr. Wong advised the Company that his decision to resign was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

Additionally, on August 25, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, and pursuant to the amended and restated bylaws of the Company, the Board appointed Eric Mosbrooker to fill the vacancy created by such resignation. Mr. Mosbrooker will serve as a Class II director, with an initial term expiring at the Company’s 2022 annual meeting of stockholders. In connection with such Board appointment, effective as of August 25, 2021, Mr. Mosbrooker was appointed to the Compensation Committee of the Board. In addition, Tamar Thompson was appointed to the Nominating and Corporate Governance Committee of the Board.

Since March 2021, Mr. Mosbrooker has served as Chief Operations Officer of Cognoa, Inc. Previously, Mr. Mosbrooker has served as Senior Vice President and Chief Commercial Officer of Audentes Therapeutics, Inc. from January 2019 to January 2021. From August 2018 to December 2018, Mr. Mosbrooker served first as Chief Commercial Officer and later as Chief Operating Officer at Origin Biosciences, a subsidiary of BridgeBio Pharma LLC focused on developing a rare pediatric metabolic disorder treatment. From November 2016 to April 2018, following its acquisition of Raptor Pharmaceuticals Corp, he served at Horizon Pharma plc as Group Vice President and GM and later as Senior Vice President and GM. Prior to the acquisition by Horizon Pharma, Mr. Mosbrooker served in various positions at Raptor Pharmaceuticals from November 2012, including Senior Vice President of Americas & Asia Pacific from March 2016 to November 2016. Prior to Raptor, Mr. Mosbrooker served as commercial operations and market access lead for STRENSIQ® at Alexion Pharmaceuticals, Inc. and Enobia Pharma, Inc. He has held various commercial operational roles at Onyx Pharmaceuticals, Inc., Jazz Pharmaceuticals Inc., Chiron Corporation (now Novartis) and Millennium Pharmaceuticals, Inc. He has experience in management, healthcare and technology consulting at IBM, Teltech Resource Network Corporation and Kohler Company. Mr. Mosbrooker earned his B.S. in Industrial Engineering from the University of Wisconsin, Madison.

Pursuant to the Company’s non-employee director compensation program, Mr. Mosbrooker was granted on the date of his appointment options to purchase 30,000 shares of the Company’s common stock, which vest in substantially equal monthly installments over the three years following his appointment to the Board. Mr. Mosbrooker will receive cash compensation for his service on the Board in accordance with the Company’s non-employee director compensation program, as such program may be amended from time to time. Mr. Mosbrooker has also entered into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 15, 2021.

There is no arrangement or understanding between Mr. Mosbrooker and any other person pursuant to which Mr. Mosbrooker was appointed as a director. Mr. Mosbrooker is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board has determined that Mr. Mosbrooker is an independent director in accordance with the listing requirements of the Nasdaq Global Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: August 25, 2021	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial Officer